EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated September 13, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of PMFG, Inc. on Form 10-K for the year ended June 30, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of PMFG, Inc. on Form S-3 (File No. 33-162064, effective November 25, 2009; File 162065, effective November 25, 2009 and File No. 33-152482, effective August 21, 2008) and on Forms S-8 (File No. 33-17229, effective August 15, 2008; File No. 33-76754, effective August 15, 2008 and File No. 33-147536, effective August 15, 2008).
/s/ GRANT THORNTON LLP
Dallas, Texas
September 13, 2010